Home Bancorp Announces Share Repurchase Program

LAFAYETTE, La., June 7, 2013 /PRNewswire/ -- Home Bancorp, Inc. (Nasdaq: "HBCP") (the "Company"), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the "Bank"), announced the completion of its share repurchase program authorized in July 2012 (the "July 2012 program"). Under the July 2012 program, the Company purchased 383,598 shares of the Company's common stock at an average price of $17.68.

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The Company also announced the commencement of a new share repurchase program (the "June 2013 program"). Under the June 2013 program, the Company may purchase up to 370,000 shares, or approximately 5%, of the Company's outstanding common stock. The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors.

CONTACT: John W. Bordelon, President and CEO (337) 237-1960